Exhibit 99.1

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	                            ACCESS NEWS

Contact: Company	                              Contact: Investor Relations
Stephen B. Thompson	                           Donald C. Weinberger
Vice President & CFO	                          Wolfe Axelrod Weinberger
                                                   Associates, LLC
(214) 905-5100	                                (212) 370-4500


               ACCESS PHARMACEUTICALS, INC. ANNOUNCES BOARD CHANGES

DALLAS, TEXAS, September 5, 2006 -- ACCESS PHARMACEUTICALS, INC. (ACCP.OB) today announced the appointment of Mark J. Ahn, Ph.D. to the Board of Directors of the Company. In addition, Max Link, Ph.D., a board member since 1996, has announced his resignation.

Dr. Ahn is currently President and Chief Executive Officer of Hana Biosciences, Inc., a South San Francisco, CA-based biopharmaceutical company which acquires, develops, and commercializes innovative products to advance cancer care.

Prior to Hana, Dr. Ahn served as Vice President, Hematology and corporate officer at Genentech, Inc. where he was responsible for commercial and clinical development of the Hematology franchise which surpassed $1 billion in revenues, achieved the #1 oncology therapeutic position in the US, and was recognized as the #1 sales and marketing team in the biopharmaceutical industry by Product Management Today. Prior to Genentech, Dr. Ahn held a series of positions of increasing responsibility at Bristol-Myers Squibb Company, Amgen, Inc., and FMC Corporation in strategy, general management, sales & marketing, business development, and finance.

"I am excited by the opportunity to assist Access in advancing its drug platform and, particularly, its cancer care product platform. My experience in this area could be of great benefit in helping Access realize its goals and aspirations," noted Dr. Ahn.

Commenting on the appointment, Rosemary Mazanet, M.D. Ph.D., Acting CEO of Access, stated, "Mark's focus on commercializing advanced cancer care products will be important as Access continues to develop its polymer platinate cancer drug, ProLindac(TM). His experience in developing a broad array of therapeutic products to market will complement our board of directors."

Speaking about the resignation of Dr. Link, Dr. Mazanet stated, "We are grateful for Max's contributions to the board, over the last 10 years, and we wish him well in his future endeavors."

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Access Pharmaceuticals, Inc. is an emerging biopharmaceutical company that develops and commercializes propriety products for the treatment and supportive care of cancer patients. Access' products include ProLindac(TM), currently in Phase II clinical testing of patients with ovarian cancer and MuGard(TM) for the treatment of patients with mucositis. The Company also has other advanced drug delivery technologies including vitamin mediated targeted delivery and oral drug delivery. For additional information on Access Pharmaceuticals, please visit our website at www.accesspharma.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including statements relating to the value of our products in the market, our ability to achieve clinical and commercial success and our ability to successfully develop marketed products. These statements are subject to numerous risks, including but not limited to the risks detailed in the Company's Annual Report on For e year ended December 31, 2005 and other reports filed by us with the Securities and Exchange Commission.

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